Exhibit 10.1

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT (“Agreement”) made and entered into as of this 24th day of October, 2007 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at 40W267 Keslinger Road, P.O. Box 393, LaFox, IL 60147-0393 (the “Employer”), and Kathleen S. Dvorak, an individual whose current residence address is 1032 Oakwood Drive, Westmont, Illinois 60559 (“Employee”).

RECITALS

WHEREAS, the Employer desires to employ Employee upon the terms and conditions stated herein; and

WHEREAS, Employee desires to be so employed by the Employer at the salary and benefits provided for herein; and

WHEREAS, Employee acknowledges and understands that during the course of her employment, Employee has and will become familiar with certain confidential information of the Employer which provides the Employer with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Employer, and is vital to the success of the Employer's business; and

WHEREAS, the Employer and Employee desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Employer; and

WHEREAS, the Employee acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Employer would be protected, if Employee refrains from competing with the Employer and from soliciting its customers and employees during and following the term of the Agreement, and Employee is willing to covenant that she will refrain from such actions.

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

ARTICLE ONE

NATURE AND TERM OF EMPLOYMENT

1.01      Employment. The Employer hereby agrees to employ Employee and Employee hereby accepts employment as the Employer's Executive Vice President, Chief Financial Officer and Chief Strategy Officer.

1.02      Term of Employment. Employee's employment pursuant to this Agreement shall commence on November 5, 2007, or such other date as may be agreed upon by Employee and the Employer, and, subject to the other provisions of this Agreement, the term of such employment (the “Employment Term”) shall continue indefinitely on an “at will” basis.

1.03      Duties. Employee's duties and responsibilities shall consist of those duties and responsibilities generally applicable to a person bearing the titles Executive Vice President, Chief Financial Officer and Chief Strategy Officer, and such other duties as the Employer's Chief Executive Officer (“CEO”) or Board of Directors shall from time to time direct, provided such directives are consistent with the duties of an Executive Vice President, Chief Financial Officer and Chief Strategy Officer. Without limiting the foregoing, Employee's duties and responsibilities shall include identifying and executing cost savings initiatives, building a cost-effective organization, developing organizational design improvements and implementing a strategic reorganization of the Employer's business.

Employee shall report to and perform her duties under the supervision and direction of the CEO. Employee will adhere to the policies and procedures of the Employer, including, without limitation, its Code of Conduct. Employee agrees to devote her full working time, attention and energies to the diligent and satisfactory performance of her duties hereunder and to developing and improving the business and best interests of the Employer. Employee will use all reasonable efforts to promote and protect the good name of the Employer and will comply with all of her obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Employee will not, during the Employment Term or during any period during which Employee is receiving payments pursuant to Article 2 and/or Section 5.07(b), engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Employer's reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Employer.

ARTICLE TWO

COMPENSATION AND BENEFITS

For all services to be rendered by Employee in any capacity hereunder (including as an officer, director, committee member or otherwise of the Employer or any parent or subsidiary thereof or any division of any thereof) on behalf of the Employer, the Employer agrees to pay Employee so long as she is employed hereunder, and the Employee agrees to accept, the compensation set forth below.

2.01      Base Salary. During the term of Employee's employment hereunder, the Employer shall pay to Employee an annual base salary (“Base Salary”) at the rate of Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00), payable in installments as are customary under the Employer's payroll practices from time to time. The Employer at its sole discretion may, but is not required to, review and adjust the Employee's Base Salary from year to year; provided, however, that, except as may be expressly agreed otherwise in writing by Employee, the Employer may not decrease Employee's Base Salary. No additional compensation shall be payable to Employee by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

2.02      Incentive Plan. During the term of the Employee's employment hereunder, the Employee shall be a participant in the Corporate Incentive Plan, as modified from time to time (the “Annual Incentive Plan”), and paid a bonus (“Bonus”) pursuant thereto. The Employee's “target bonus percentage” for purposes of the Annual Incentive Plan shall be fifty percent (50%). Such Bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by the Employer at its discretion, and for any partial fiscal year the Bonus shall be computed and paid only for the portion of the fiscal year Employee is employed hereunder.

2.03      Auto Allowance and Vacation. During the term of the Employee's employment hereunder, the Employee shall be paid an auto allowance of $1,000 per month. Employee shall be entitled to vacation in accordance with the Employer's vacation policy in effect from time to time; provided, that notwithstanding, anything to the contrary in such policy, Employee shall be eligible for four weeks vacation per year.

2.04      Grant of Stock Option. On the commencement date of Employee's employment under this Agreement she will be granted a Stock Option under the Employer's Incentive Compensation Plan for 25,000 shares of Employer's common stock with an exercise price equal to the closing price of the common stock as reported by NASDAQ on the date of grant. Such option will vest in three equal annual installments over three years.

2.05      Grant of Restrictive Stock. On the commencement date of Employee's employment under this Agreement she will be granted a Restricted Stock Award under the Employer's Incentive Compensation Plan for _10,000 shares of Employer's common stock. Such award will vest in three equal annual installments over three years.

2.06      Other Benefits. Employer will provide Employee such benefits (other than bonus, auto allowance, severance, vacation and cash incentive compensation benefits) as are generally provided by the Employer to its other employees, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days and other employee benefits (collectively “Other Benefits”), all in accordance with the terms and conditions of the applicable Other Benefits Plans as in effect from time to time. Nothing in this Agreement shall require the Employer to maintain any benefit plan, nor prohibit the Employer from modifying any such plan as it sees fit from time to time. It is only intended that Employee shall be entitled to participate in any such plan offered for which she may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

2.07      Disability. Any compensation Employee receives under any disability benefit plan provided by Employer during any period of disability, injury or illness shall reduce the compensation which Employee would otherwise receive under this Article Two by an equal amount during such period of disability, injury or sickness.

2.08      Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

ARTICLE THREE

CONFIDENTIAL INFORMATION

RECORDS AND REPUTATION

3.01      Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee receives or has received access or develops or has developed in whole or in part as a direct or indirect result of her employment with the Employer or through the use of any of the Employer's facilities or resources:

(a)

Marketing techniques, practices, methods, plans, systems, processes, purchasing information, price lists, pricing policies, quoting procedures, financial information, customer names, contacts and requirements, customer information and data, product information, supplier names, contacts and capabilities, supplier information and data, and other materials or information relating to the manner in which the Employer, its customers and/or suppliers do business;

(b)

Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, “know-how,” designs, drawings and specifications;

(c)

Any other materials or information related to the business or activities of the Employer which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(d)	All inventions and ideas that are derived from or relate to Employee's access to or knowledge of any of the above enumerated materials and information provided, that Confidential Information shall not include any such materials and information which (i) is in the public domain and/or available from general industry sources, or (ii) that enters the public domain and/or becomes available from general industry sources after the time that it is disclosed to Employee, other than by an unauthorized disclosure by Employee.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which the Employer utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained (other than on behalf of the Employer) after termination of her employment with the Employer from such other public sources by her own expenditure of significant time, effort and money after termination of her employment with the Employer. Failure to mark any of the Confidential Information as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

3.02      Ownership of Confidential Information. Employee agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of the Employer. Employee agrees immediately to disclose to the Employer all Confidential Information developed in whole or part by her during the term of her employment with the Employer and to assign to the Employer any right, title or interest she may have in such Confidential Information at the Employer's sole cost and expense.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Employee may take, make, devise or conceive, individually or jointly with others, during the period of her employment by the Employer, whether during business hours or otherwise, which relates in any manner to the business of the Employer either now or at any time during the period of her employment), or which may be related to the Employer in connection with its business (hereinafter collectively referred to as “Invention”) shall belong to and be the exclusive property of the Employer and Employee will make full and prompt disclosure to the Employer of every Invention. Employee will assign to the Employer, or its nominee, every Invention and Employee will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Employer's right and title in and to every Invention; and Employee will perform all proper acts within her power necessary or desired by the Employer to obtain letters patent in the name of the Employer (at the Employer's expense) for every Invention in whatever countries the Employer may desire, without payment by the Employer to Employee of any royalty, license fee, price or additional compensation.

3.03.     Non Disclosure of Confidential Information. Except as required in the faithful performance of Employee's duties hereunder (or as required by law), during the term of her employment with the Employer and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Employee, Employee agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for herself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing the Employer customers or suppliers), except in the course of performing duties assigned to her by the Employer. Employee further agrees to use her best endeavors to prevent the use for herself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

3.04.     Protection of Reputation.

(a)

Employee agrees that she will at no time, either during her employment with the Employer or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Employer, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Employer or the products sold by the Employer, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

(b)

The Employer agrees that the Employer and its directors and executive officers will at no time, either during her employment with the Employer or at any time after termination of such employment, make, participate in the making of, encourage or allow any employees or any other person to make, any statement which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation of Employee.

(c)

Notwithstanding the foregoing, nothing in this Section 3.04 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process.

3.05      Records and Use of Employer Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Employer's computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or the Employer's business (in whatever form existing, including, without limit, electronic) shall belong exclusively to the Employer, and Employee agrees to maintain them in a manner so as to secure their confidentiality and to turn over to the Employer all copies of such materials (in whole or in part) in her possession or control at the request of the Employer or, in the absence of such a request, upon the termination of Employee's employment with the Employer. Upon termination of Employee's employment with the Employer, Employee shall immediately refrain from seeking access to the Employer's (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Employee from using the Employer's public Internet (not intranet) site.

ARTICLE FOUR

NON-COMPETE AND NON-SOLICITATION COVENANTS

4.01      Non-Competition and Non-Solicitation. Employee acknowledges that it may be very difficult for her to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that she is employed by any person or entity other than the Employer in a capacity similar or related to the capacity in which she is employed by the Employer. Accordingly, Employee agrees that she will not, during the term of employment with the Employer and, if Employee voluntarily terminates her employment hereunder without Good Reason (as hereinafter defined), or if the Employer terminates her employment for Cause, for a period of one (1) year after the termination of such employment, directly or indirectly (whether or not for compensation or profit):

(a)

Engage in any business or enterprise the nature of any part of which is competitive with any part of that of the Employer (a “Prohibited Business”), which, as of the date hereof, is the business of designing, manufacturing, assembling, integrating, distributing, marketing, and selling (i) electronic components for radio frequency (RF), wireless and power conversion applications, (ii) electron devices, including vacuum and gas-filled tubes, magnetrons and ignitrons, and (iii) display products and systems, including liquid crystal display (LCD), plasma and cathode ray tube products and systems; or

(b)

Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

(c)

Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Employee's term of employment with the Employer, was or is a customer or supplier, or proposed customer or supplier, of the Employer whom Employee called upon or dealt with, or whose account Employee supervised, for any of the following purposes:

(i)

to purchase (with respect to customers) or to sell (with respect to suppliers) products of the types or kinds sold by the Employer or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Employer (all of which products are herein sometimes referred to, jointly and severally, as “Prohibited Products”), or

(ii)	to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Employer; or

(d)

For herself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee's term of employment with the Employer, was an employee or sales representative or distributor of the Employer, employment by, or representation as sales agent or distributor for, any one other than the Employer, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Employer, and Employee shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of the Employer for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

4.02      Obligation Independent. Each obligation of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

4.03      Public Stock. Nothing in Section 4.01, however, shall prohibit Employee from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Employee or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

ARTICLE FIVE

TERMINATION

5.01      Termination by Employer for Cause. The Employer shall have the right to terminate Employee's employment at any time for “cause.” Prior to such termination, the Employer shall provide Employee with written notification of any and all allegations constituting “cause” and the Employee shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Employee's response, the

Employer shall meet with the Employee to discuss the allegations.

For purposes hereof, “cause” shall mean (a) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee, (b) material violations by the Employee of the Employee's obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Employer, (c) any violation by the Employee of any of the provisions of Articles Three or Four, or (d) Employee being charged, indicted or convicted (by trial, guilty or no contest plea or otherwise) of (i) a felony, (ii) any other crime involving moral turpitude, or (iii) any violation of law which would impair the ability of the Employer or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business.

5.02      Termination by Employer Because of Employee's Disability, Injury or Illness. The Employer shall have the right to terminate Employee's employment if Employee is unable to perform the duties assigned to her by the Employer because of Employee's disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective. Any compensation Employee receives under any disability benefit plan provided by the Employer during any period of disability, injury or illness shall reduce the compensation which Employee would otherwise receive under Article Two by equal amount during such period of disability, injury or sickness.

5.03      Termination as a Result of Employee's Death. The obligations of the Employer to Employee pursuant to this Agreement shall automatically terminate upon Employee's death.

5.04      Termination by Employer for any Other Reason. The Employer shall have the right to terminate Employee's employment at any time for any reason upon sixty (60) days written notice to Employee.

5.05      Termination by Employee. Subject to the provisions of Articles Three and Four above, Employee may terminate her employment with the Employer at any time by giving thirty (30) days prior written notice to the Employer. In such event the Employer may elect to terminate the employment at any time after receipt of the notice.

5.06      Termination by Employee for Good Reason. Employee shall have the right to terminate her employment with the Employer for "good reason" (as hereinafter defined), provided that Employee shall have given the Employer written notice of Employee's decision to terminate her employment (specifying the alleged "good reason" in reasonable detail) and, if it is possible to cure, the Employer shall not have cured the same within thirty (30) days after receipt of such notice, or, if cure cannot be fully accomplished within thirty (30) days, the Employer shall not have commenced cure within thirty (30) days after receipt of such notice and cured the alleged "good reason" as soon as possible thereafter. For purposes of the foregoing, "good reason" shall mean (a) the assignment to Employee of duties inconsistent with, or the diminution of, Employee's positions, titles, offices, duties, responsibilities or status with the Employer as a senior executive officer, or a change without good cause in Employee's reporting responsibilities, or any removal of Employee from any positions, titles or offices specified in this Agreement and held by the Employee, (b) a reduction in Employee's Base Salary, (c) the Employer's material breach of this Agreement, (d) the relocation of Employee's principal place of employment to a location that is more than twenty-five (25) miles from both LaFox, Illinois and Employee's then principal residence, (e) Employee being required to report to someone other the CEO or Board of Directors, and (f) the Employer's failure to implement Employee's reasonable initiatives and plans developed pursuant to her responsibilities and duties set forth in Section 1.03.

In addition, Employee may terminate her employment upon thirty (30) days written notice to Employer provided within ninety (90) days of a Change of Control of the Employer. In such event the Employer may elect to terminate the employment at any time after receipt of the notice. For purposes of this Agreement, a “Change of Control of Employer” shall mean the occurrence of any one or more of the following:

(a)

any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities and Exchange Act of 1934 (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) other than an Excluded Person has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the combined voting power of the Employer's then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”), except as the result of any acquisition of

Voting Securities by the Employer or any of its subsidiaries;

(b)

at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease to constitute more than 50% of the Board, provided that for this purpose, any individual who becomes a member of the Board of Directors after the date of this Agreement whose election, or nomination for election by holders of Voting Securities, was approved by the vote of at least a majority of the Incumbent Board shall be considered a member of the Incumbent Board (except that any such individual whose initial election as director occurs as the result of an actual or threatened election contest, within the meaning of Rule 14a-11 under the Exchange Act, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board shall not be so considered);

(c)

the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Employer unless, in any case, the Persons who or which Beneficially Own the Voting Securities of the Employer immediately before that transaction Beneficially Own, directly or indirectly, immediately after the transaction, at least 50% of the Voting Securities of the Employer or any other corporation or other entity resulting from or surviving the transaction (including a corporation or other entity which, as the result of the transaction, owns all or substantially all of Voting Securities of the Employer or all or substantially all of the Employer's assets, either directly or indirectly through one or more subsidiaries) in substantially the same proportion as their respective ownership of the Voting Securities of the Employer immediately before that transaction.; or

(d)	an assignment of this Agreement by the Employer pursuant to Section 8.01.

For purposes of the foregoing definition, "Excluded Person" means: (i) Edward J. Richardson; (ii) any Person that controls (as defined in Rule 12b-2 under the Exchange Act) the Employer as of the date of the Agreement or any group of which any such Person is a member; (iii) any employee-benefit plan, or related trust, sponsored or maintained by the Employer or any of its affiliates, or any trustee or other fiduciary thereof; or (iv) any corporation or other entity owned directly or indirectly by the shareholders of the Employer in substantially the same proportions as their ownership of the Voting Securities of the Employer.

5.07.     Compensation on Termination.

(a)

If Employee's employment is terminated under Sections 5.01, 5.02, 5.03, 5.04, 5.05 or 5.06 above, the Employer's obligation to pay Employee's Base Salary, Auto Allowance and Bonus pursuant to the Annual Incentive Plan shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination (and in the case of termination under Section 5.03 be payable to Employee's estate), except as expressly provided for in Section 5.07(b) with respect to Sections 5.04 and 5.06. The Employer's obligations and Employee's rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted.

(b)

If Employee's employment is terminated under Section 5.04 or 5.06, the Employer shall be obligated to pay to Employee an amount equal to her then current annual Base Salary and Bonus at target, which amount shall be paid by the Employer in substantially equal installments over the period of twelve (12) months after the date on which Employee's employment is so terminated on the dates the Employer would normally pay its employees. However, if the Employee is a “Specified Employee”, as defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder, on the date of her termination of employment, such amounts otherwise payable within the first six (6) calendar months following the Employee's termination of employment, shall be delayed, to the extent necessary for the Employee to avoid the adverse tax consequences imposed under Code Section 409A. On the first business day of the seventh calendar month immediately following the Employee's termination of employment, payment of the aggregate amount of the delayed cash payment shall be paid in a lump sum. The remaining installment payments shall be made on the same dates as the Employer makes regular payroll payments under its customary practice. The Employer's obligations and Employee's rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Employee's employment is so terminated. During the time the Employer makes such payments, Employee shall provide such assistance and time as may reasonably be required by the Employer to effect a smooth transition to the employee(s) assuming Employee's duties and responsibilities, provided such assistance does not create an undue hardship on Employee.

5.08      Outplacement Services. If Employee's employment is terminated under Sections 5.04 and 5.06 above, the Employer will pay for executive outplacement services for Employee through the use of a company or consultant chosen by Employee in an amount not to exceed $27,500; provided that such outplacement services will be provided for no more than a six-month period commencing on the date of termination of employment.

ARTICLE SIX

EXCISE TAX

6.01      Acknowledgement. The Employer and Employee acknowledge that, following a Change of Control, one or more payments or distributions to be made by the Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by Employee upon exercise of an option granted by the Employer to acquire Common Shares issued by the Employer) (a “Payment”) may be determined to be an excess parachute payment that is not deductible by the Employer for federal income tax purposes and with respect to which Employee will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”).

6.02      Procedure. If Employee's employment is terminated after a Change of Control occurs, the Employer, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Article Six, shall determine whether, if all Payments were made without regard to this Article Six, any Payment would be an excess parachute payment. The Employer shall communicate its determination, together with detailed supporting calculations, to Employee within 30 days after the Termination Date.

6.03      Gross Up if Payments Would Constitute Excess Parachute Payments. If any Payment would, if made without regard to this Article Six, constitute an excess parachute payment, the Employer shall make all of the payments to be made to Employee under all of the provisions of this Agreement other than this Article Six and, in addition, the Employer shall make the Gross Up Payments specified in Section 6.04.

6.04      Gross Up Payment. If the aggregate value of all parachute payments is subject to the excise tax under Section 4999 on excess parachute payments received (the “Excise Tax”), the Employer shall, in addition to making all other Payments to Employee, make additional payments (“Gross Up Payments”) to Employee, from time to time and at the same time as parachute payments are made to Employee, in such lump sum amount or amounts as are sufficient, from time to time, to place Employee in the same net after tax position that Employee would have been in if the Excise Tax did not otherwise apply to any Payments. For purposes of this Article Six, all payments received by Employee from the Employer (whether under this Agreement or otherwise and including all Gross Up Payments received by Employee) shall be deemed to be subject to Federal and state tax at the highest marginal tax rates applicable to Employee in the year in which the Gross Up Payment is made.

6.05      Imposition of Additional Excise Tax Following Payment of Gross Up Prescribed by Section 6.04. If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of Employee for the Excise Tax (and/or any penalties and/or interest with respect to any Excise Tax) in excess of the amount, if any, previously determined by the Employer, the Employer shall make further additional cash payments to Employee not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put Employee in the same position, after payment of all federal and state taxes (whether income taxes, Excise Taxes, or other taxes) and any and all penalties and interest with respect to any such taxes, as Employee would have been in if the Employer had anticipated the later determination by the Internal Revenue Service and the Employer had made appropriate Gross Up Payments to the extent contemplated by Section 6.04 in the first instance.

6.06      Potential Contest by the Employer of Internal Revenue Service Determination. If the Employer desires to contest any determination by the Internal Revenue Service with respect to the amount of Excise Tax, Employee shall, upon receipt from the Employer of an unconditional written undertaking to indemnify and hold Employee harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Employer in that contest at the Employer's sole expense. Nothing in this Section 6.06 shall require Employee to incur any expense other than expenses with respect to which the Employer has paid to Employee sufficient sums so that after the payment of the expense by Employee and taking into account the payment by the Employer with respect to that expense and any and all taxes that may be imposed upon Employee as a result of Employee's receipt of that payment, the net effect is no cost to Employee. Nothing in this Section 6.06 shall require Employee to extend the statute of limitations with respect to any item or issue in Employee's tax returns other than, exclusively, the Excise Tax. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to Excise Tax, Employee receives a refund of Excise Tax previously paid and/or any interest with respect thereto, Employee shall promptly pay to the Employer such amount as will leave Employee, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded Excise Tax had never been paid.

ARTICLE SEVEN

REMEDIES

7.01.     Remedies.

(a)

Employee acknowledges that the restrictions contained in this Agreement will not prevent her from obtaining such other gainful employment she may desire to obtain or cause her any undue hardship and are reasonable and necessary in order to protect the legitimate interests of employer and that violation thereof would result in irreparable injury to the Employer. Employee therefore acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of Article Three or Article Four, the Employer shall be entitled to an injunction restraining Employee from such breach or threatened breach, the Employer will not be obligated to post bond or other security in seeking such relief, and Employee shall lose all rights to receive any payments under Section 5.07(b). Nothing herein shall be construed as prohibiting or limiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach; the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall begin to run until the violation is cured.

(b)

The Employer acknowledges and agrees that in the event of a breach or threatened breach by Employer of the provisions of Section 3.04, Employee shall be entitled to an injunction restraining the Employer from such breach or threatened breach, and Employee will not be obligated to post bond or other security in seeking such relief. Nothing herein shall be construed as prohibiting or limiting Employee from pursuing any other remedies available to Employee for such breach or threatened breach; the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies.

7.02      Survival. The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

ARTICLE EIGHT

MISCELLANEOUS

8.01      Assignment. Employee and the Employer acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Employer under this Agreement may be assigned or transferred pursuant to a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Employer's assets or of the business unit or division for which Employee is performing services, or other reorganization described in Section 368 of the Internal Revenue Code, or through liquidation, dissolution or otherwise, whether or not the Employer is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Employer or of the business unit or division for which Employee is performing services and such assignee or transferee assumes the rights and duties of the Employer, if any, as contained in this Agreement, either contractually or as a matter of law.

8.02      Severability. Should any of Employee's obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Employee's obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Employee in Articles Three and Four and each subparagraph of Section 4.01 and the covenants of the Employer in Section 3.04(b) are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of either party against the other, whether predicated on the Agreement or otherwise, shall not constitute a defense to enforcement by either party of any of these covenants. These covenants shall be applicable irrespective of whether termination of employment hereunder shall be by the Employer or by Employee, whether voluntary or involuntary, or whether for cause or without cause.

8.03      Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or her last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

8.04      Waiver. The waiver by the Employer or Employee of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

8.05      Continuing Obligation. The obligations, duties and liabilities of Employee pursuant to Articles Three and Four of this Agreement and of the Employer pursuant to Section 3.04(b) of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

8.06      Attorneys Fees. In the event that either party has been found to have violated any of the terms of this Agreement either after a preliminary injunction hearing or a trial on the merits or otherwise, the violating party shall pay to the other party such party's reasonable costs and expenses, including attorneys fees, in enforcing the terms of this Agreement.

8.07      Advise New Employers. During Employee's employment with the Employer and for one (1) year thereafter, Employee will communicate the contents of Articles Three and Four to any individual or entity which Employee intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Employer.

8.08      Captions. The captions of Articles and Sections this Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

EMPLOYEE ACKNOWLEDGES THAT SHE HAS READ AND FULLY UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EMPLOYEE	EMPLOYER

By:
Kathleen S. Dvorak		Edward J. Richardson
Chairman of the Board, Chief Executive Officer and President